83526v1

                  [REITLER BROWN & ROSENBLATT LLC LETTERHEAD]


                                                  September 29, 2006

SheerVision, Inc.
4030 Palos Verdes Drive North, Suite 104
Rolling Hills Estates, California 90274

         Re:      SheerVision, Inc.
                  Registration Statement on Form SB-2
                  File No. 333-135727

Gentlemen:

              We have acted as counsel to SheerVision, Inc., a Delaware corporation (the "Company"), with respect to the above Registration Statement on Form SB-2 of the Company, as amended ("Registration Statement") relating to an aggregate of 7,236,996 shares (the "Shares"), of the Company's common stock, par value $0.001 per share (the "Common Stock"), namely: (i) outstanding shares of Common Stock held by certain stockholders of the Company, (ii) shares of Common Stock issuable upon exercise of Common Stock Purchase Warrants expiring on or prior to September 30, 2010 (the "WARRANTS"), (iii) shares of Common Stock issuable upon the conversion of the Company's outstanding Series A 9% Convertible Preferred Stock, par value $0.001 per share (the "PREFERRED STOCK"), and (iv) shares of Common Stock issuable upon the conversion of the Company's 12% Secured Convertible Notes due 2006 (the "2005 Notes").

              We have reviewed a certified copy of the Company's Certificate of Incorporation, as amended, and copies of its By-laws as amended, the Warrants, the Preferred Stock and the 2005 Notes, the minutes of the relevant corporate proceedings and such other documents as we deemed pertinent to this opinion.

              We have assumed the accuracy of the information set forth in the Registration Statement without an independent investigation.

              Based on the foregoing, it is our opinion that the Shares when offered by means of the prospectus which is part of the Registration Statement will be legally issued, fully paid and nonassessable.

              We are furnishing this opinion solely to you. It may not be relied upon by any other person, or for any other purpose, or used, circulated, quoted or otherwise referred to for any other purpose.
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              We hereby  consent to the  reference to our firm under the caption
"Legal Matter" in the prospectus and the filing of this opinion as an exhibit to the Registration Statement. In doing so, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                             Very truly yours,

                                             /s/ Reitler, Brown & Rosenblatt LLC